Exhibit 2.2

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                                 AMENDMENT NO. 1

                                       TO

                              ASSET SALE AGREEMENT

                                     between

                            COLGATE-PALMOLIVE COMPANY

                                       and

                             PLAYTEX PRODUCTS, INC.


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                            Dated as of June 25, 1999

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                                 AMENDMENT NO. 1

                                       to

                              ASSET SALE AGREEMENT


         This Amendment No. 1 to the Asset Sale Agreement (this "Amendment") is made and entered into as of June 25, 1999, by and between COLGATE-PALMOLIVE COMPANY, a Delaware corporation ("SELLER") and PLAYTEX PRODUCTS, INC., a Delaware corporation ("BUYER"). All capitalized terms which are used but not otherwise defined herein shall have meanings specified in the Agreement (as defined below).

         WHEREAS, SELLER and BUYER are parties to that certain Asset Sale Agreement, dated May 13, 1999 (the "Agreement"), for the sale by SELLER to BUYER of the assets related to the business of manufacturing, marketing and selling baby care products under the brand name Baby Magic in the United States, Puerto Rico (exclusive of all other territories) and Canada;

         WHEREAS, the parties desire to clarify that BUYER shall for a period of twelve (12) months following the Closing be able to freely employ and utilize any pre-existing Marketing and Sales Information that constitutes certain of the Assets being sold by SELLER to BUYER notwithstanding the general prohibition contained in the Agreement on the use by BUYER of SELLER's trademarks, trade names and designations in connection with the advertising or publicizing of the Products;

         WHEREAS, the parties hereto desire to change the Closing Date; and

         WHEREAS, the parties hereto desire to revise Section 5.6 of the Agreement as set forth below;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for other good and valuable consideration,
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the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. Amendment to Section 2.1. Effective hereby, the following paragraph shall be substituted in its entirety for the first paragraph of Section 2.1 of the Agreement:

         "2.1 Closing. The closing (the "Closing") of the purchase and sale of the Assets and of the transactions contemplated by this Agreement shall be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. on June 30, 1999, or if the conditions to Closing set forth in Sections 2.2 and 2.3 shall not have been waived or satisfied by such date, on the tenth business day following satisfaction of such conditions, or such other time or date as the parties may mutually agree in writing. The date on which the Closing shall occur in hereinafter referred to as the "Closing Date."

         2. Amendment to Section 5.5. Effective hereby, the following shall be added to the end of Section 5.5(b) of the Agreement:

         "; provided, that during the twelve (12) months immediately following the Closing nothing contained in this Section 5.5(b) shall prohibit or otherwise restrain BUYER from employing and utilizing any pre-existing Marketing and Sales Information containing any such trademarks, trade names or designations."

         3. Amendment to Section 5.6. Effective hereby, the following sentence shall be substituted in its entirety for the last sentence of Section 5.6:

         "SELLER shall cause all of the Inventory purchased by BUYER pursuant to this Agreement to be delivered no later than July 23, 1999 (at BUYER's sole cost and expense) to such facilities designated by BUYER, provided that the two parties shall work together to deliver the Inventory prior to July 23, 1999, to the extent practicable."

         4. Other Provisions Unchanged. Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. To the extent that the Agreement includes such terms as "herein," "hereto," "in this Agreement" and the like, such terms shall be interpreted to refer to the Agreement, as modified by this Amendment.

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         5. Counterparts. This Amendment may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                     COLGATE-PALMOLIVE COMPANY


                     By: /s/ Dennis Hickey
                         -----------------
                         Name:  Dennis Hickey
                         Title: Vice President


                     PLAYTEX PRODUCTS, INC.


                     By: /s/ Michael F. Goss
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                     Name:  Michael F. Goss
                     Title: Executive Vice President & Chief Financial Officer

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